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                    April 19, 2022

       Alan Jay Weisberg
       Chief Executive Officer
       Progressive Care Inc.
       400 Ansin Blvd, Suite A
       Hallandale Beach, FL 33009

                                                        Re: Progressive Care
Inc.
                                                            Registration
Statement on Form 10-12G
                                                            Filed February 9,
2022
                                                            File No. 000-52684

       Dear Mr. Weisberg:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Trade & Services